Exhibit 99.3
                                                               [Logo for Exelon]

Exelon Corporation                  www.exeloncorp.com
P.O. Box 805398
Chicago, IL 60680-5398


TO OUR INVESTORS:

EXELON - ONE COMPANY, ONE VISION. The Energy Industry is both complex and volatile, with one of its leaders collapsing and others losing most of their market capitalization. Within this chaotic environment, the Exelon management team and I have defined a course of action that focuses on real assets, real operations, real service and real income. We reviewed this strategy with our Board at its annual planning meeting in early June and would like to explain what it means to those who invest in our work.

EXELON STRIVES TO BUILD EXCEPTIONAL VALUE - BY BECOMING THE BEST AND MOST CONSISTENTLY PROFITABLE ELECTRICITY AND GAS COMPANY IN THE UNITED STATES. We are serious about becoming both the best and the most consistently profitable. This means extending, throughout our company, the benchmarking and continuous improvement practices that have worked so well in our nuclear operations. This also means coordinating our operations and our marketing and hedging efforts to emphasize the quality and predictability of our earnings.

LIVE UP TO OUR COMMITMENTS. We have commitments to our shareholders, our customers, our employees and to the larger society in which we operate. Meeting them is essential to delivering consistent, superior financial performance. These include keeping the lights on and assuring that our nuclear plants are models of safe operation. These commitments also include doing a better and better job of reporting our results, opportunities and challenges.

PERFORM AT WORLD-CLASS LEVELS. Every time we look, we are reminded that superior operations are the best way to add superior value in a low-growth industry. The success of our corporate-wide Cost Management Initiative, the improvements in our Delivery business and the continued high performance of our nuclear fleet show what can be done. Superior performance also requires skillful management of the relationship between our businesses. The events of the last several years have strongly reinforced the value of having generation, wires and customer relationships in the same corporate family.

INVEST IN OUR CONSOLIDATING INDUSTRY. Longer-term growth must come from participating in the consolidation of our industry. The merger of PECO and UNICOM to form EXELON created substantial shareholder value. So have some of our other acquisitions. But some have not. We are confining our acquisition interests to our core activities, reviewing our past results with care and sharpening our discipline so that we can take advantage of the opportunities that will occur during a chaotic period. We will find acquisition opportunities that add to our earnings in the short term and provide attractive returns over time.

Sincerely,

John W. Rowe

Chairman and CEO


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                           Exelon Investor Conference
                                  June 20, 2002
                               The Waldorf-Astoria
                                  New York City

                                     Agenda


7:30 a.m.-8:00 a.m.       Registration and
                          Continental Breakfast (Empire Room, Lobby Level)
8:00 a.m.-8:15 a.m.       John W. Rowe - Introduction
8:15 a.m.-8:35 a.m.       Elizabeth A. Moler - Federal Overview
8:35 a.m.-8:55 a.m.       Oliver D. Kingsley, Jr. - Generation
8:55 a.m.-9:15 a.m.       Ian P. McLean - Power Team
9:15 a.m.-9:45 a.m.       Q&A
9:45 a.m.-10:15 a.m.      Break
10:15 a.m.-10:35 a.m.     Pamela B. Strobel - Energy Delivery
10:35 a.m.-10:55 a.m.     George H. Gilmore - Enterprises
10:55 a.m.-11:15 a.m.     Ruth Ann M. Gillis - Financial Outlook
11:15 a.m.-12:00 p.m.     Q&A/Wrap-up
12:00 p.m.-12:30 p.m.     Break
12:30 p.m.-2:30 p.m.      Lunch/Informal Discussion (Louis XVI Suite, 4th Floor)